UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 20, 2011

Validus Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-33606	98-0501001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

29 Richmond Road, Pembroke, Bermuda		HM08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 278-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2011, Validus Reinsurance, Ltd. (the "Company"), a wholly owned subsidiary of Validus Holdings, Ltd., entered into an Assignment and Assumption Agreement (the "Agreement") with Aquiline Capital Partners LLC, a Delaware limited liability company (the "Assignor") and Aquiline Capital Partners II GP (Offshore) Ltd., a Cayman Islands company limited by shares (the "General Partner") pursuant to which the Company will assume 100% of the Assignor’s interest in Aquiline Financial Services Fund II L.P. (the "Partnership") representing a total capital commitment of $50,000,000 (the "Commitment"), as a limited partner in the Partnership (the "Transferred Interest").

The Company has agreed to pay $1,321,418.00 in paid and outstanding capital contributions to the Partnership and in consideration, the Assignor has assigned to the Company all of its rights and interests as a limited partner in the Partnership with respect to the Transferred Interest, including all amounts due and to become due to the Assignor with respect thereto.

Pursuant to the terms of the Agreement, the Company has agreed to indemnify and hold harmless the Partnership, the General Partner and each limited partner, including their respective affiliates and their respective directors, officers, employees, partners, members, shareholders, agents and representatives, from and against any loss, damage or liability due to or arising out of a breach by the Company of any representation, warranty or agreement of the Company contained in the Agreement.

The Transferred Interest is governed by the terms of an Amended and Restated Exempted Limited Partnership Agreement dated as of July 2, 2010 (the "Limited Partnership Agreement"). Pursuant to the terms of the Limited Partnership Agreement, the Commitment will expire on July 2, 2015.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Validus Holdings, Ltd.

December 23, 2011	By:	/s/ Joseph E. (Jeff) Consolino

Name: Joseph E. (Jeff) Consolino
Title: President and Chief Financial Officer